Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS FIRST QUARTER 2016 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Monday, May 16, 2016

9:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s first quarter 2016 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

SANUWAVE will now provide an update of our activities during the quarter as well as our preliminary first quarter 2016 financial results. Our Quarterly Report on Form 10-Q with the SEC will be filed shortly. If you would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 16, 2016. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Good morning everyone and thank you for joining us.

We had a busy first quarter.  As previously announced, orders continued to be strong due to a carry forward from 2015 which led to strong revenues internationally and a good start to 2016.

Our focus this quarter was to complete a capital raise, in which we raised over $1.8 million, to execute a warrant conversion and prepare for our strategy review meeting with the FDA.  These were not easy tasks, but necessary to help improve our capital structure to get to the goal of receiving FDA approval.

With that let me turn it back over to Lisa to review our first quarter 2016 results.

Lisa Sundstrom

Thank you, Kevin.

Revenues for the three months ended March 31, 2016 were $269,000, an increase of $59,000, or 28% from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenues for 2016 was due to higher sales of orthoPACE devices and applicators in Europe and Asia/Pacific.

Research and development expenses for the three months ended March 31, 2016 were $310,000, a decrease of $325,000, or 51% from the prior year. Research and development expenses decreased in 2016 as a result of lower payments to third party clinical sites participating in the dermaPACE clinical study as the patient enrollment was completed in 2015 and lower consulting related costs as the data results were also completed in 2015, this is partially offset by consulting expenses related to the pre-submission package to the FDA was completed in early 2016.

General and administrative expenses for the three months ended March 31, 2016 were $499,000, a decrease of $67,000, or 12% from the prior year. The decrease in general and administrative expenses is primarily due to reduced salary and related costs as a result of reduction in headcount in July 2015 and is partially offset by higher professional and legal fees related to equity offering in 2016.

Net loss for the three months ended March 31, 2016 was $1.7 million, or ($0.02) per share, compared to a net loss of $1.2 million, or ($0.02) per share, for the same period in 2015, an increase in the net loss of $500,000, or 49%. The increase in the net loss was primarily due to the loss on warrant valuation related to the warrant conversion to stock in January 2016 and higher interest rates due to the amendment to notes payable, related parties completed in June 2015 and issuance of promissory notes in 2016. These higher costs are partially offset by reduced operating expenses in 2016 discussed above.

Looking at cash flows, as of March 31, 2016, we had cash on hand of $604,000, compared with $153,000 at December 31, 2015. Net cash used by operating activities was $1.0 million for 2016, compared with $1.1 million for 2015. The decrease for 2016 in cash used for operations was primarily due to lower operating expenses in 2016.

We continue to project that our cash burn-rate from operations will be approximately $175,000 to $225,000 per month in 2016 during the preparation of the submission strategy to the FDA and the actual submission to the FDA.

Now, let me turn the call back to Kevin.

Kevin Richardson

Thank you Lisa,

Normally we would spend some time having our various leaders talk about the different aspects of the business here at Sanuwave.  I would then provide color on the business and FDA outlook.  The team, Pete, Iulian, and myself are currently in Europe meeting with distribution partners, so it makes it difficult to interact with you currently.  Our meetings will take us through Italy, Switzerland, Belgium, Sweden, Korea, and the Middle East.  So far, the feedback has been useful and will help us as we develop the remainder of 2016 and move into 2017.  We apologize for the limited discussion with you this quarter.  Our plan would be to hold a call in June or early July to update you on our meetings with distribution partners and the FDA.  We did meet with the FDA recently and had a very productive discussion about how best to proceed.  We had our consultants MCRA and a clinician form the study in attendance.  As I mentioned, we will update you when we make our final submission to the FDA, until that time, we will limited in answering questions or providing further guidance on how we plan to move forward with the FDA other than to state, we will be submitting something to them in the June/July timeframe and we continue to remain optimistic with regards to our prospects.  With that, I would like to turn it over to Q&A.

Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

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